Exhibit 10.20

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) made and entered into by and between KAGY Holding Company, Inc., a Delaware corporation (the “Company”), AGY Holding Corp. (the “Principal Subsidiary”), a Delaware corporation, with its principal place of business at 2558 Wagener Road, Aiken, South Carolina, and Catherine Cuisson, of 848 Hickory Ridge Road, Aiken, SC 29803 (“Ms. Cuisson” or the “Executive”), effective as of the 7th day of April, 2006.

WHEREAS, Saumuroise de Participations, a French company (“Saumuroise”), is the majority shareholder of Porcher Industries, S.A., which was the indirect holder of a majority of the outstanding equity interests of Advanced Glassfiber Yarns, LLC (“Advanced Glassfiber Yarns”);

WHEREAS, Ms. Cuisson was employed by Saumuroise under that certain employment letter agreement, dated as of October 13, 1994, by and between Saumuroise and Ms. Cuisson (the “Existing Employment Agreement”);

WHEREAS, Saumuroise and Advanced Glassfiber Yarns entered into a Reimbursement Agreement, dated as of March 16, 2004 (the “Reimbursement Agreement”), under which Saumuroise made available to Advanced Glassfiber Yarns the services of its employee, Ms. Cuisson, to act as the Chief Financial Officer of Advanced Glassfiber Yarns, and Advanced Glassfiber Yarns reimbursed Saumuroise for certain costs for provision of these services;

WHEREAS, Advanced Glassfiber Yarns assigned all of its right, title and interest in, to, and under the Reimbursement Agreement to the Principal Subsidiary, and the Company subsequently acquired the Principal Subsidiary;

WHEREAS, the Company, the Principal Subsidiary, Saumuroise and Ms. Cuisson have executed the Termination and Release Agreement, attached as Exhibit A, pursuant to which (i) the Reimbursement Agreement and the Existing Employment Agreement have been terminated, (ii) Saumuroise has released Ms. Cuisson from any and all claims arising out of or related to her employment, including, including but not limited to those post-employment restrictive covenants set forth in the Non-Competition Covenant between Ms. Cuisson and Saumuroise, dated October 13, 1994, and (iii) Ms. Cuisson has released Saumuroise from any and all claims arising out of or related to her employment; and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company and the Principal Subsidiary therefore wish to employ Ms. Cuisson as the Chief Financial Officer of the Company and Principal Subsidiary and Ms. Cuisson wishes to accept such employment;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1. Position. Subject to the terms and conditions set forth in this Agreement, the Company and the Principal Subsidiary agree to employ the Executive as Chief Financial Officer of the Company and the Principal Subsidiary.

2. Start Date. The term of the Executive’s employment hereunder shall commence as of April 7, 2006. The Executive acknowledges that her employment by the Company and the Principal Subsidiary is at-will and that she may be terminated from such employment at any time with or without cause.

3. Duties and Responsibilities. During her employment, the Executive shall serve the Company as its Chief Financial Officer and shall perform such duties as are customarily associated with such title, consistent with the bylaws of the Company and as required by the Company’s Board of Directors (the “Board”). During the term of her employment with the Company, the Executive shall devote her best efforts and substantially all of her business time and attention to the business of the Company and Principal Subsidiary.

4. Compensation and Benefits.

(a) Base Salary. During her employment, the Company shall pay the Executive a base salary at the rate of one hundred seventy three thousand two hundred fifty dollars ($173,250.00) per annum, payable in accordance with the payroll practices of the Company for its executives and subject to adjustment from time to time by the Compensation Committee of the Board, in its sole and unreviewable discretion. The Board will review the Executive on or about the anniversary date of this Agreement of each year. Such base salary, as from time to time increased, is hereafter referred to as the “Base Salary”. A portion of the Base Salary to be determined by mutual agreement between the Company and the Executive shall be paid to the Executive in United States dollars and the remaining portion of the Base Salary shall be paid to the Executive in Euro currency (through AGY Europe SARL, a wholly-owned subsidiary of the Principal Subsidiary) in order to maintain the Executive’s European social rights and pension coverage.

(b) Annual Bonus Compensation. During her employment, the Executive will be eligible to earn an annual bonus of up to sixty percent (60%) of Base Salary actually paid to the Executive (the “Target Bonus”), subject to the achievement of performance targets set by the Board and subject further to the terms of the Company’s management incentive plan (the “Bonus Plan”).

(c) Other Benefits. During her employment and subject to any contribution therefor generally required of executives of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for executives of the Company generally, except to the extent such plans are in a category of benefit otherwise provided to the Executive. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive; provided, however, that any such alteration, modification, addition, or deletion applies to the Company’s executive officers or employees generally.

(d) Stock Opportunity. The Executive will be eligible to participate in the Company’s 2006 Stock Option Plan, as determined from time to time by the Board, in its sole discretion, subject to the terms and conditions of such plan and/or any option grant pursuant to such plan.

(e) Severance Benefits. The Executive shall be eligible for severance payments and benefits in accordance with the KAGY Holding Company, Inc. Severance Plan (the “Severance Plan”), subject to the terms and conditions provided therein; provided that, in the event of an Involuntary Termination (as defined in the Severance Plan) of the Executive to which either Section 3.1 or 3.2 of the Severance Plan applies, in addition to any severance benefits provided to the Executive pursuant to the Severance Plan, upon receipt of a written request from the Executive within ninety (90) days of the date of such Involuntary Termination, the Company shall also (i) pay the Executive the reasonable costs to repatriate the Executive from the United States to France, (ii) pay the Executive any reasonable costs associated with the termination of the Executive’s green card, and (iii) provide the Executive with reasonable assistance in preparing the Executive’s last United States tax return. The Executive shall not be eligible for severance payments or benefits under the AGY Senior Leadership Team severance policy, or any other policy or plan of the Company or Principal Subsidiary providing for such benefits. The Executive hereby agrees to execute the Confidentiality, Non-Solicitation, and Non-Competition Agreement referred to in Paragraph 7 of the Severance Plan and attached as Exhibit B thereto.

(f) Automobile. During her employment, the Company will provide the Executive with a mid-range equipped BMW X3 or 330i (or such other automobile that is substantially equivalent in price). All reasonable maintenance, insurance, and operating costs for such automobile incurred by the Executive during the term hereof will be reimbursed by the Company, provided that the Executive shall be liable for any income tax liability with respect to such reimbursement.

(g) Relocation Expenses. During her employment, the Company will reimburse the Executive for reasonable and customary expenses related to the transportation of the Executive’s furniture and other household goods from France to the Aiken, South Carolina area; provided that the aggregate amount of such reimbursement shall in no event exceed twenty thousand dollars ($20,000.00) and provided further that the Executive shall be liable for any income tax liability with respect to such reimbursement.

(h) Trips to France. During her employment, the Company will reimburse the Executive for her reasonable roundtrip airfare for (i) up to four personal trips from the United States to France each year and (ii) any trips from the United States to France necessitated by events deemed in good faith to be exceptional by the Executive (such as the serious illness or death of a direct relative); provided that the Executive shall be liable for any income tax liability with respect to such reimbursement.

(i) Tax Preparation. During her employment, the Company will reimburse the Executive for the reasonable costs of tax preparation assistance services in connection with preparing her annual United States and European tax returns; provided that the Executive shall be liable for any income tax liability with respect to such reimbursement.

(j) Vacation. During her employment, the Executive shall be entitled to five (5) weeks (twenty-five (25) business days) of vacation per annum, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company and such scheduling procedure as the Company may from time to time require. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time. The Executive shall be entitled to cash compensation for vacation time not taken during the term hereof only to the extent approved by the Board or its designee in writing.

(k) Green Card. During her employment, the Company will reimburse the Executive for the reasonable costs related to renewing the Executive’s green card; provided that the Executive shall be liable for any income tax liability with respect to such reimbursement.

5. No Conflict. The Executive hereby represents and warrants that the execution of this Agreement and the performance of Executive’s obligations hereunder will not breach or be in conflict with any other agreement or understanding to or under which Executive is a party or is bound and that Executive is not now subject to any covenants against competition or similar covenants that would affect the performance of Executive’s obligations under this Agreement. Executive will not disclose to or use on behalf of the Company or the Principal Subsidiary any proprietary information of a third party without such party’s consent.

6. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

7. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Executive is transferred to a position with any of the Company’s subsidiaries or in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any other person or entity or transfer all or substantially all of its properties or assets to any other person or entity. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

8. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

10. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at her last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chief Executive Officer, with a copy to Ropes & Gray LLP, One International Place, Boston, MA 02110-0110, attention of Craig E. Marcus or to such other address as either party may specify by notice to the other actually received.

11. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment.

12. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

13. Obligations of the Company and the Principal Subsidiary. Each of the Company and the Principal Subsidiary shall be jointly and severally liable for any payment obligation of the Company or the Principal Subsidiary pursuant to this Agreement.

14. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

16. Governing Law. This is a Delaware contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

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IN WITNESS WHEREOF, the Company and the Principal Subsidiary have duly executed this Agreement by their authorized representatives, and Executive has hereunto set her hand in each case effective as of the date first above written.

KAGY HOLDING COMPANY, INC.

By:	/s/ Douglas J. Mattscheck
Name:	Douglas J. Mattscheck
Title:	President

AGY HOLDING CORP.

By:	/s/ Douglas J. Mattscheck
Name:	Douglas J. Mattscheck
Title:	President

EXECUTIVE

/s/ Catherine Cuisson
Catherine Cuisson